EXHIBIT 21

SUBSIDIARY OF THE REGISTRANT

The following is the Registrant's subsidiary as of the date of filing of this
Report:

                                   State of Jurisdiction
    Name                               of Corporation
    ----                               --------------

    TII Systems, Inc.                  Puerto Rico